Exhibit 5.1

King & Spalding LLP 1180 Peachtree Street NE Atlanta, Georgia 30309-3521 Phone: 404/ 572-4600 Fax: 404/ 572-5100 www.kslaw.com
December 12, 2024
Cousins Properties Incorporated
3344 Peachtree Road NE
Suite 1800
Atlanta, Georgia 30326-4802
Re: Registration of 9,500,000 Shares of Cousins Properties Incorporated Common Stock
Ladies and Gentlemen:
We have acted as counsel for Cousins Properties Incorporated, a Georgia corporation (the “Company”), in connection with the offering of shares of common stock, par value $1.00 per share (“Common Stock”), by the Company pursuant to the Underwriting Agreement, dated December 10, 2024 (the “Underwriting Agreement”), between the Company and J.P. Morgan Securities LLC (the “Underwriter”) with respect to the issue and sale by the Company and the purchase by the Underwriter of 9,500,000 shares of Common Stock (the “Company Shares”). This opinion is being rendered on behalf of the Company in connection with the Company’s Registration Statement on Form S-3 (File No. 333-279209) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).
In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and public officials.
This opinion is limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when issued and delivered in accordance with the terms of the Underwriting Agreement, the Company Shares will be duly authorized and validly issued, fully paid and nonassessable.

Cousins Properties Incorporated
December 12, 2024

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.
We hereby consent to the filing of this opinion as an Exhibit to the current report on Form 8-K filed on December 12, 2024 and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement dated December 10, 2024.
Very truly yours,
/s/ King & Spalding